Ex 99.1

SILVERLEAF RESORTS, INC.
ACCEPTING RESERVATION REQUESTS FOR ITS
 SEASIDE RESORT ON GALVESTON ISLAND
EFFECTIVE IMMEDIATELY

DALLAS, TX—October 9, 2008--Silverleaf Resorts, Inc. (NASDAQ: SVLF) today provided the following updated report on the effects of Hurricane Ike.

Effective immediately, Silverleaf Resorts will begin accepting reservation requests to its Seaside Resort on Galveston Island. The Company will begin gradually opening units at the resort on Friday October 17th and expects to be fully operational by the end of November.  Many restaurants, stores, and businesses on the island have reopened and federal, state, and local authorities, business owners, retailers, utility crews, and residents are all working to return the Galveston area to the enjoyable retreat it was before Hurricane Ike struck on September 13th.

The resort sustained limited flood damage to ground-level property and equipment, in addition to some exterior and interior damage caused by the estimated 100-plus mile-per-hour winds and rain.  The Company has adequate insurance coverage in place to mitigate these damages and its Resort Development and Operations Departments have made significant progress on clean-up and repairs.

The Company has not been able to assess the extent to which the impact of the hurricane will affect future results.  The Company will release updated information as it becomes available.  Silverleaf Resorts maintains property and business interruption insurance related to hurricane losses at the resort.

To request your reservation you may login to MySilverleaf at www.silverleafresorts.com or call 1-800-613-0310 or for other information call the Owner Services Department at 1-800-801-4083.  Silverleaf Resort’s email address is info@silverleafresorts.com.

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults.  For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.

For more information or to visit our website, click here: http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1

Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218